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              [LETTERHEAD OF PAUL, HASTINGS, JANOFKSY & WALKER LLP]



                             July 22, 1999


Charter Communications Holdings, LLC
Charter Communications Holdings Capital Corporation
12444 Powerscourt Drive
Suite 100
St Louis, Missouri 63131

      Re:   Charter Communications Holdings, LLC
            Charter Communications Holdings Capital Corporation
            Registration Statement on Form S-4

Ladies and Gentlemen:

            Reference is made to the registration statement on Form S-4 (the "Registration Statement") to be filed by Charter Communications Holdings, LLC, a Delaware limited liability company, and Charter Communications Holdings Capital Corporation, a Delaware corporation (together, the "Issuers"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the offer to exchange (the "Exchange Offer") by the Issuers the 8.250% Senior Notes due 2007, 8.625% Senior Notes due 2009 and 9.920% Senior Discount Notes due 2011 (collectively, the "New Notes") for any and all outstanding 8.250% Senior Notes due 2007, 8.625% Senior Notes due 2009 and 9.920% Senior Discount Notes due in 2011 of the Issuers (collectively, the "Original Notes"). Capitalized terms used herein and that are not separately defined shall have the meanings assigned to them in the Registration Statement.

            Based upon and subject to the foregoing, and consideration of applicable law, we are of the opinion that the statements set forth under the caption "Material United States Federal Income Tax Considerations" in the Registration Statement, subject to the limitations described therein, are the material United States federal income tax consequences of the Exchange Offer relevant to the U.S. holders, and the ownership and
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disposition of the New Notes relevant to the U.S. holders and, in certain circumstances, non-U.S. holders. Our opinion is based on United States federal income tax laws, Treasury regulations, Internal Revenue Service rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations, and we do not undertake to update or supplement this letter to reflect any such changes.

      No opinion is expressed on any matters other than those specifically referred to herein. The opinion expressed herein is for your benefit and for the benefit of the holders of the New Notes and may not be relied upon in any manner or for any purpose by any other person.

            We hereby consent to being named as counsel to the Issuers in the Registration Statement, to the references therein to our firm under the caption "Material United States Federal Income Tax Considerations," and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.


                              Very truly yours,

                        /s/ Paul, Hastings, Janofsky & Walker LLP

                        PAUL, HASTINGS, JANOFKSY & WALKER LLP